Exhibit 10.1

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this “Lease”) is made as of the 29th day of December, 2004, by and between Wynn Las Vegas, LLC, a Nevada limited liability company, having its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Legal Department, as lessor (“Lessor”), and Stephen A. Wynn, an individual, having his current residence at 1 Shadow Creek Drive, North Las Vegas, Nevada 89031, as lessee (“Lessee”).

RECITALS:

A. Lessor is a wholly-owned subsidiary of Wynn Resorts, Limited, and the developer, owner and operator of the world-class luxury casino and resort hotel located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada, commonly known as Wynn Las Vegas (the “Resort”).

B. Lessee is the principal shareholder, Chairman of the Board of Directors and Chief Executive Officer of Wynn Resorts, Limited

C. Lessor and Lessee believe it is in Lessor’s best interests for Lessee to live in the Resort, beginning at or about the time of its public opening, and that Lessee pay fair market value for his accommodations as set forth herein.

D. Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, a luxury suite located in the Resort on the terms and conditions contained herein.

NOW, THEREFORE, it is agreed as follows:

1. Demise. Subject to the terms and conditions that follow, Lessor leases to Lessee, and Lessee leases from Lessor, the luxury suite located in the Resort known as Villa Suite No. 3, as depicted on Exhibit A attached hereto and, at Lessee’s option, all furniture and furnishings contained therein (the “Suite”).

2. Term. The initial term of this Lease shall be for the twelve month period commencing on the earlier of the date Lessee occupies the Suite or the date the Resort opens to the public, and continuing for consecutive twelve month periods thereafter from year to year unless terminated by (i) either party giving notice of that party’s intent to terminate, in a signed writing to the other party at the address set forth after its or his name in the preamble to this Lease, at least 90 days prior to the last day of the initial term or renewal term, as applicable, or (ii) Lessee’s death.

3. Rental.

(a) Lessee shall pay to Lessor for his use of the Suite during the term of this Lease a monthly rent in an amount determined in accordance with this

Section 3, which rent, shall be due and payable in advance on the first day of each month.

(b) It is the intention of the parties that the amount paid by Lessee to Lessor for the rental of the Suite be determined by the Audit Committee of the Board of Directors of Wynn Resorts, Limited (the “Audit Committee”) based on the value of the use of the Suite accommodations or in accordance with such other concepts as may from time to time be adopted by the Audit Committee.

(c) The value of the use of the Suite accommodations shall be determined annually, no later than thirty (30) days after the commencement of the initial term and prior to the commencement of any renewal term, based upon an appraisal completed by an independent real estate appraiser practicing in the greater Las Vegas area or other qualified independent expert approved by the Audit Committee.

(d) It is the intention of the parties that Lessee be deemed a “permanent resident” of the Resort for the purpose of exempting the rental of the Suite hereunder from the transient lodging tax imposed by state and local law in Clark County, Nevada. Lessor agrees to dispute the imposition or attempted imposition of any transient lodging tax on Lessee’s rental of the Suite. Lessee agrees, however, to pay any transient lodging tax that ultimately may be imposed on his rental of the Suite, notwithstanding the parties’ intention or any unsuccessful dispute initiated by Lessor.

(e) The parties further agree that the provisions of Chapter 651 of the Nevada Revised Statutes, regarding the posting of daily room rates, the maintenance of a registration card, and the furnishing of rental receipts, shall not apply to this Lease.

4. Maintenance and Services. Lessor shall maintain the Suite and provide all services and utilities with respect thereto in a manner consistent with the Resort’s standards. All taxes and utilities with respect to the Suite, other than personal long distance telephone charges, shall be paid by Lessor and deemed included in the rent payable by Lessee pursuant to Section 3 above. Lessee shall be responsible for payment of all personal long distance telephone charges, which shall be billed to him separately by the Resort in accordance with its customary practices.

5. Alterations. Lessee shall not make any alterations to the Suite without the approval of the Audit Committee. All alterations to the Suite shall remain upon the premises and become the property of Lessor. Upon termination of this Lease, Lessee shall remove all of his personal property and vacate the Suite.

6. No Assignment or Subletting. Lessee shall have no right to assign his interest in this Lease or to sublet all or any portion of the Suite for any period.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first written above. This Lease is subject to and shall become effective only upon approval by the Audit Committee.

LESSOR:

WYNN LAS VEGAS, LLC, a Nevada limited liability company,

By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member

	By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member

		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member

			By:	/s/ Marc D. Schorr
			Name:	Marc D. Schorr
			Title:	President

LESSEE:

/s/ Stephen A. Wynn
Stephen A. Wynn

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